Exhibit (a)(1)(i)

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

BAUSCH & LOMB INCORPORATED

Offers to Purchase for Cash and Solicitations of Consents to Amendments
to the
Related Indentures with Respect to any and all of its Outstanding:

$155,902,000 2004 Senior Convertible Securities due 2023 (CUSIP No. 071707AM5)
$4,098,000 Floating Rate Convertible Senior Notes due 2023 (CUSIP No. 071707AK9)
(collectively, the “Securities”)

The Tender Offer and Consent Solicitation (each as defined below) for each series of Securities will expire at 8:00 a.m., New York City time, on October 19, 2007, unless extended or earlier terminated (such time and date with respect to a series, as the same may be extended or earlier terminated, the “Expiration Date”). Holders may withdraw tendered Securities at any time prior to the Expiration Date.

Bausch & Lomb Incorporated (“we” or the “Company”) is offering to purchase from you for cash any and all of your Securities at a purchase price of $1,216.14 per $1,000 principal amount of the 2004 Senior Convertible Securities due 2023 and $1,216.14 per $1,000 principal amount of the Floating Rate Convertible Senior Notes due 2023, plus, in each case, accrued and unpaid interest to but not including the applicable Settlement Date (as defined below). We are also soliciting your consent (the “Consent”) to certain amendments to the Indenture (as defined below) under which the Securities were issued (the “Proposed Amendments”). We refer to our offer to purchase with respect to a series of Securities as a “Tender Offer” and to the related solicitation of your Consent as a “Consent Solicitation”. We refer to a Tender Offer together with the related Consent Solicitation as an “Offer”, and collectively with respect to both series of Securities, as the “Offers”. You may not tender Securities without delivering the related Consent and you may not deliver a Consent without tendering the related Securities.

The Offers are being made in conjunction with the Agreement and Plan of Merger among WP Prism LLC (“Parent”), WP Prism Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, and the Company, dated as of May 16, 2007 (the “Merger Agreement”), which provides that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Warburg Pincus LLC (“Warburg Pincus”). Completion of the Merger is subject to shareholder approval. A special meeting of shareholders is scheduled to take place on September 21, 2007. See “The Merger” for more information about the Merger.

The Proposed Amendments to which we are seeking your Consent would eliminate or make less restrictive substantially all of the restrictive covenants as well as certain events of default and related provisions in the Indenture governing each series of Securities. Holders of a majority in principal amount of the outstanding Securities of each series must Consent to the Proposed Amendments in order for them to become effective with respect to such series and the supplemental indenture with respect thereto entered into.

Our Offer for each series of Securities is subject to certain conditions, including consummation of the transactions contemplated by the Merger Agreement (the “Merger Condition”) and receipt of tenders of a majority in principal amount of such series (the “Minimum Tender/Consent Condition”). Completion of the Merger is not conditioned on completion of either of the Offers. We reserve the right to waive any condition to any Offer. The Consent Solicitation with respect to each series of Securities is not conditioned upon receipt by the Company of the requisite Consents for the other series of Securities.

If you do not tender your Securities, and we consummate the Offer with respect to such series of Securities, your Securities will remain outstanding and subject to the relevant supplemental indenture incorporating the Proposed Amendments. In that circumstance, the trading market for your Securities is likely to be significantly more limited and you will be subject to the terms of the Indenture as amended. See “Certain Considerations”.

The Dealer Managers for the Offers and Solicitation Agents for the Consent Solicitations are:

Citi
Banc of America Securities LLC
Credit Suisse
JPMorgan

September 19, 2007

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Offer to Purchase and Consent Solicitation Statement or in the Letter of Transmittal and Consent and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase (as defined below) and the related documents do not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and the related documents nor any purchase of Securities will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information.

NONE OF THE COMPANY, THE DEALER MANAGERS/SOLICITATION AGENTS, THE INFORMATION AGENT, OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR SECURITIES PURSUANT TO THE TENDER OFFER AND DELIVER THEIR CONSENT PURSUANT TO THE CONSENT SOLICITATION. EACH HOLDER SHOULD MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS SECURITIES AND DELIVER ITS CONSENT AND IF SO, THE PRINCIPAL AMOUNT OF THE SECURITIES AS TO WHICH SUCH ACTION IS TO BE TAKEN.

This Offer to Purchase and Consent Solicitation Statement, as it may be amended or supplemented from time to time, and the related Letter of Transmittal and Consent provided herewith, are collectively referred to as the “Offer to Purchase”.

IMPORTANT NOTICES

If you hold your Securities through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender those Securities. If you hold your Securities yourself (other than through the Depository Trust Company (“DTC”)), you must complete and sign the Letter of Transmittal and Consent included with this Offer to Purchase and Consent Solicitation Statement in accordance with the instructions in this Offer to Purchase, mail or deliver it and any other required documents to Global Bondholder Services Corporation, which is acting as Depositary, and deliver the certificates for the tendered Securities to the Depositary.

Any questions or requests for assistance or for additional copies of this Offer to Purchase and Consent Solicitation Statement, the Letter of Transmittal and Consent or related documents should be directed to Global Bondholder Services Corporation, which is acting as Information Agent, at one of its telephone numbers set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement. You may also contact any Dealer Manager or your broker, dealer, or other similar nominee for assistance concerning the terms of the Offers.

YOU SHOULD READ THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT AND THE LETTER OF TRANSMITTAL AND CONSENT CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR SECURITIES AND GIVE YOUR CONSENT.

This Offer to Purchase has not been reviewed by any state securities commission or regulatory authority, nor has the Securities and Exchange Commission or any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

Capitalized terms used in this Offer to Purchase and Consent Solicitation Statement that are not otherwise defined herein have the meanings set forth in the Indenture.

SUMMARY

This Offer to Purchase contains important information that should be read carefully before any decision is made with respect to the Offers. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase and Consent Solicitation Statement.

The Company	Bausch & Lomb Incorporated, a New York corporation.

The Securities	$155,902,000 2004 Senior Convertible Securities due 2023 (the “2004 Convertible Securities”); and $4,098,000 Floating Rate Convertible Senior Notes due 2023 (the “Floating Rate Convertible Notes”).

Each series of Securities was issued pursuant to an original indenture, dated as of September 1, 1991, between the Company and Citibank N.A. as the trustee (the “Trustee”) as amended by Supplemental Indenture No.1, dated as of May 13, 1998, Supplemental Indenture No. 2, dated July 29, 1998, Supplemental Indenture No. 3, dated November 21, 2002, Supplemental Indenture No. 4, dated August 1, 2003, Supplemental Indenture No. 5, dated as of August 4, 2003, Supplemental Indenture No. 6, dated as of December 20, 2004, Supplemental Indenture No. 7, dated as of June 6, 2006, Amended and Restated Supplemental Indenture No. 8, effective as of November 8, 2006, and Amended and Restated Supplemental Indenture No. 9, effective as of February 7, 2007 (as so amended, the “Indenture”).

Tender Offers and
Consent Solicitations

We are offering to purchase from you for cash any and all of your Securities and soliciting your Consent to the Proposed Amendments. In order to validly tender your Securities you must give your Consent to the related Proposed Amendments. For further information, see “The Offers”.

Expiration Date

You must tender, and not withdraw, your Securities by the applicable Expiration Date in order to be eligible to have your Securities purchased pursuant to the Offer for such Securities. Each of the Offers will expire at 8:00 a.m., New York City time, on October 19, 2007, unless we extend the relevant Offer. It is intended that the Offers will be extended, if necessary, so that the Expiration Date occurs upon or shortly after the closing of the Merger.

Purchase Price

The purchase price for each $1,000 principal amount of Securities is $1,216.14 for the 2004 Convertible Securities and $1,216.14 for the Floating Rate Convertible Notes, plus, in each case, accrued and unpaid interest to, but not including, the applicable Settlement Date.

Purpose of the Offers

The purpose of the Tender Offers is to acquire any and all of the outstanding Securities in connection with the refinancing of the Company’s debt upon the completion of the Merger. The purpose of the Consent Solicitations is to eliminate or make less restrictive substantially all of the restrictive covenants as well as certain events of default and related provisions in the Indenture for any

Securities remaining after the Merger.

Certain Considerations	For a discussion of certain consequences in deciding whether to participate in the Offer with respect to either series of Securities, see “Certain Considerations”.

The Merger	We are making the Offers in connection with the Merger.

In connection with the Merger, we could issue or incur up to $3,225 million of new debt, of which approximately $2,225 million is expected to be secured under our new senior secured credit facilities. Of that $2,225 secured debt, $800 million is expected to be undrawn at closing of the Merger, comprised of a $500 million revolving credit agreement and a $300 million delayed draw term loan. Combined with existing debt that will not be retired, the Company expects to have approximately $2,475 million of long-term debt outstanding at closing of the Merger. The proceeds of this new debt, together with certain other sources of funding, will be used to pay the Merger consideration, repay existing debt (including funding our purchase of the Securities hereunder and replacing our existing unsecured revolving credit facility) and pay related fees and expenses. See “Source and Amount of Funds”.

Conditions to the Offers

Each of the Offers is conditioned upon, among other things, satisfaction of the Merger Condition, the Minimum Tender/Consent Condition and the other conditions described under “The Offers—Conditions to the Offers.” Completion of the Merger is not conditioned on completion of either of the Offers. For further information, see “The Merger”.

Withdrawal Rights

Tenders of Securities may be withdrawn, and the related Consents revoked, at any time prior to the applicable Expiration Date, provided that you may not withdraw Securities without revoking the related Consents nor revoke Consents without withdrawing the related tendered Securities

Proposed Amendments

The Proposed Amendments would eliminate or make less restrictive substantially all of the restrictive covenants as well as certain events of default and related provisions in the Indenture with respect to the relevant series of Securities. For a description of the Proposed Amendments, see “The Proposed Amendments”.

Procedure for Tendering Securities and Delivering
Consents

See “The Offers—Procedures for Tendering Securities and Delivering Consents.” For further information, contact the Information Agent or any Dealer Manager or consult your broker, dealer, or other similar nominee for assistance.

Settlement Date	We will pay for Securities that we purchase in each Offer in same-day funds as soon as practicable after the applicable Expiration Date (the “Settlement Date”).

Conversion Rights as a
Result of the Merger and
Related Transactions	Completion of the Merger will constitute a change of control under the

Indenture. As a result, holders will have certain conversion rights with respect to their Securities from 15 days prior to the date announced by the Company as the anticipated closing date for the Merger until 15 days after the actual closing date of the Merger. With respect to the Floating Rate Convertible Securities, assuming the Merger closes on October 19, 2007, the conversion rate will be 16.2760 shares per $1,000 principal amount of such Securities (equal to the initial conversion rate of 16.2760 shares per $1,000 principal amount of Securities), which equates to a conversion price of $1,057.94. With respect to the 2004 Convertible Securities, assuming the Merger closes on October 19, 2007, the conversion rate would be 18.7098 shares per $1,000 principal amount of such Securities (equal to the conversion rate 16.2760 shares per $1,000 principal amount of Securities, plus 2.4338 shares as a result of the cash acquisition make-whole provision), which equates to a conversion price of $1,216.14. Upon a conversion, no interest accruing after the most recent interest payment date is payable. The Company expects to pay any conversion price in cash.

Repurchase Rights as a result of the Merger and
Related Transactions

Completion of the Merger and the related transactions will constitute a fundamental change under the Indenture. As a result, holders of the Securities will have the right to require us to repurchase the Securities, in whole or in part, at a cash price equal to 100% of the accreted principal amount of the Securities to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. Holders may put their Securities to the Company for repurchase up to 60 days after the Merger.

Certain U.S. Federal Income Tax
Consequences	For a discussion of certain U.S. federal tax considerations of the Offers applicable to holders, see “Certain U.S. Federal Income Tax Consequences”.

Source and Amount of
Funds	For a discussion of the source and amount of funds that will be used to pay the purchase price, see “Source and Amount of Funds”.

Dealer Managers and
Solicitation Agents	Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc.

Depositary	Global Bondholder Services Corporation.

Information Agent	Global Bondholder Services Corporation.

Trustee	Citibank, N.A.

Additional Documentation; Further
Information; Assistance

Any questions or requests for assistance or for additional copies of this Offer to Purchase and Consent Solicitation Statement, the Letter of Transmittal and Consent or related documents may be directed to the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase. A holder may also contact any Dealer Manager or that holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We have filed the following documents with the SEC, and these documents are incorporated in this Offer to Purchase by reference:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 25, 2007;

•                  Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2007 (filed on May 30, 2007) and June 30, 2007 (filed on August 8, 2007);

•                  Current Reports on Form 8-K filed on January 5, February 9, February 20, March 2, March 6, March 19, April 13, May 16, May 29, July 3, July 6, July 30, August 31, September 11 and September 19, 2007; and

•                  Definitive Proxy Statement with respect to the Merger on Schedule 14A filed on August 14, 2007, as supplemented by the Proxy Statement Supplements filed on August 31, September 7 and September 14, 2007 (our “Proxy”).

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Offer to Purchase and prior to the Expiration Date are incorporated by reference and will be a part of this Offer to Purchase from their respective filing dates. Any statement contained in a document incorporated by reference in this Offer to Purchase or contained in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a subsequent statement contained herein or in any other subsequently filed document which also is incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings at no cost, by writing or telephoning:

Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604
Telephone: (585) 338-1600
Attention: Secretary

Pursuant to Rule 13e-4 under the Exchange Act we have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offers.

You should rely only on the information provided in this Offer to Purchase, the Schedule TO and in our filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different or additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND OTHER FACTORS

This Offer to Purchase (including the documents incorporated by reference) contains “forward-looking” information and statements. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. When used in this Offer to Purchase, the words “believes”, “plans”, “intends”, “anticipates”, “appears”, “foresee”, “should”, “expects”, “estimates”, “projects”, “will”, “are likely” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of the Company. These statements involve predictions of future Company performance, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions and in many cases those with a material impact, have, in many but not all cases, been identified in connection with specific forward-looking statements.  Such statements are subject to risks and uncertainties including, without limitation those described in this Offer to Purchase, the other documents in which such statements are made and the following:

•                  the inability of the Company to achieve its various marketing and selling objectives or to manage expenses;

•                  the inability to successfully return the Company’s lens care products to certain markets following the May 2006 withdrawal of ReNu with MoistureLoc solution (“MoistureLoc”);

•                  the inability to recoup lost market share following the MoistureLoc withdrawal;

•                  changes in the competitive landscape;

•                  general global and local economic, political and sociological conditions including, without limitation, periods of localized disease outbreak and the effect on economic, commercial, social and political systems caused by natural disasters (such as, without limitation, earthquakes, hurricanes/typhoons, tornadoes and tsunamis) and changes in such conditions;

•                  the impact of competition, seasonality and general economic conditions in the global lens and lens care, ophthalmic cataract and refractive and pharmaceutical markets where the Company’s businesses compete;

•                  effects of war or terrorism;

•                  changing currency exchange rates;

•                  the general political climate existing between and within countries throughout the world;

•                  events affecting the ability of the Company to timely deliver its products to customers, including those which affect the Company’s carriers’ ability to perform delivery services;

•                  changes in market acceptance of products offered by the Company or the industry due to recalls or other regulatory actions;

•                  changing trends in practitioner and consumer preferences and tastes;

•                  changes in technology and medical developments relating to the use of the Company’s products;

•                  competitive conditions, including entries into lines of business of the Company by new or existing competitors, some of whom may possess resources equal to or greater than those of the Company;

•                  the impact of product performance or failure on other products and business lines of the Company;

•                  success of the Company’s compliance initiatives to detect and prevent violations of law or regulations;

•                  the results of pending or future investigations by the Company of alleged failure of the Company to comply with applicable laws or regulations;

•                  legal proceedings initiated by or against the Company, including those related to securities and corporate governance matters, products and product liability, tax matters, commercial transactions, patents and other intellectual property, whether in the United States or elsewhere throughout the world;

•                  the impact of Company performance on its financing costs;

•                  enactment of new legislation or regulations or changes in application or interpretation of existing legislation or regulations that affect the Company;

•                  changes in government regulation of the Company’s products and operations;

•                  the Company’s compliance with, and changes in, governmental laws and regulations relating to the import and export of products;

•                  government pricing changes and initiatives with respect to healthcare products in the United States and throughout the world;

•                  changes in private and regulatory schemes providing for the reimbursement of patient medical expenses;

•                  changes in the Company’s credit ratings or the cost of access to sources of liquidity;

•                  the Company’s ability to maintain positive relationships with third-party financing resources;

•                  the financial well-being and commercial success of key customers, development partners and suppliers;

•                  changes in the availability of and other aspects surrounding the supply of raw materials used in the manufacture of the Company’s products;

•                  changes in tax rates or policies or in rates of inflation;

•                  the uncertainty surrounding the future realization of deferred tax assets;

•                  changes in accounting principles and the application of such principles to the Company;

•                  the performance by third parties upon whom the Company relies for the provision of goods or services;

•                  the ability of the Company to successfully execute marketing strategies;

•                  the ability of the Company to secure and maintain intellectual property protections, including patent rights, with respect to key technologies in the United States and throughout the world;

•                  the ability of the Company to secure and maintain copyright protections relative to its customer-valued names, trademarks, trade names and other designations in the United States and throughout the world;

•                  the extent of investment in research and development and success in innovating marketable technological developments;

•                  difficulties or delays in the development, laboratory and clinical testing, regulatory approval, manufacturing, release or marketing of products;

•                  the successful completion and integration of acquisitions by the Company;

•                  the successful relocation of certain manufacturing processes;

•                  the Company’s implementation of changes in internal controls;

•                  the Company’s success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls, as required under the Sarbanes-Oxley Act of 2002;

•                  the occurrence of a material weakness in the Company’s internal controls over financial reporting, which could result in a material misstatement of the Company’s financial statements and the Company’s ability to correct any such weakness;

•                  the Company’s success in continuing to introduce and implement its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting;

•                  the effect of changes within the Company’s organization, including the selection and development of the Company’s management team;

•                  risks associated with the Merger;

•                  the effects on the Company and its business as a result of uncertainty surrounding the Merger, including the Company’s ability to retain employees;

•                  the outcome of legal proceedings instituted against the Company and others that have been or may be instituted following announcement of the Merger Agreement;

•                  the amount of costs, fees, expenses and charges related to the Merger; and

•                  such other factors as are described in greater detail in the Company’s filings with the SEC, including, without limitation, Item 1-A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in Part II, Item 1A. Risk Factors of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.

We can give no assurance that the forward-looking statements included in this Offer to Purchase will prove to be accurate. In light of the significant uncertainties inherent in forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update any forward-looking statements contained in this Offer to Purchase, whether as a result of new information, future events or otherwise. You should consult any further disclosures we make in our reports filed with the SEC and in our press releases.

BAUSCH & LOMB INCORPORATED

We are an eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Our core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York.

The Company is organized into three geographic segments: the Americas, Europe, Middle East and Africa (EMEA), and Asia. Its additional operating segments, which are managed on a global basis, are the Research & Development organization and the Global Operations & Engineering organization. In each geographic segment, the Company markets products in five product categories: contact lenses, lens care products, ophthalmic pharmaceuticals, cataract and vitreoretinal surgery, and refractive surgery.

We employ approximately 13,000 people worldwide and our products are available in more than 100 countries. Our principal executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604, and our main telephone number is (585) 338-6000.

PURPOSE OF THE OFFERS

The purpose of the Tender Offers is to acquire any and all of the outstanding Securities in connection with the refinancing of the Company’s debt upon the completion of the Merger. All Securities acquired in the Offers will be surrendered to the Trustee for cancellation. The purpose of the Consent Solicitations is to eliminate or make less restrictive substantially all of the restrictive covenants as well as certain events of default and related provisions in the Indenture.

THE MERGER

The Company, Parent and Merger Sub entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.  As a result of the Merger, the Company will become a privately owned company, controlled by Warburg Pincus, and the Company’s shares will no longer be listed on the New York Stock Exchange.

In connection with the Merger, each outstanding share of common stock and Class B stock of the Company, other than dissenting shares, shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries and treasury shares, will be cancelled and converted into the right to receive $65.00 in cash, without interest, less any applicable withholding taxes.

The Offers are being made in connection with the Merger. It is intended that the Offers will be extended, if necessary, so that the Expiration Date occurs upon or shortly after the closing of the Merger.  The closing of the Merger is subject to customary closing conditions, including adoption of the Merger Agreement by the Company’s shareholders and regulatory approvals.  Closing of the Merger is not subject to any financing condition and is not conditioned on completion of either of the Offers.  Parent has provided the Company with executed equity and debt financing commitments that provide for funds that, together with unrestricted cash on hand of the Company at Closing, to the extent available, will be used to consummate the Merger and the refinancing of the Company’s debt upon the completion of the Merger, including the purchase of the Securities pursuant to the Offers.

In connection with the Merger, we could issue or incur up to $3,225 million of new debt, of which approximately $2,225 million is expected to be secured under our new senior secured credit facilities.  Of that $2,225 secured debt, $800 million is expected to be undrawn at closing of the Merger, comprised of a $500 million revolving credit agreement and a $300 million delayed draw term loan.  Combined with existing debt that will not be retired, the Company expects to have approximately $2,475 million of long-term debt outstanding at closing of the Merger. The proceeds of this new debt, together with certain other sources of funding, will be used to pay the Merger consideration, repay existing debt (including funding our purchase of the Securities hereunder and under a similar offer to purchase our other outstanding debt under the Indenture and replacing our existing unsecured revolving credit facility) and pay related fees and expenses.  See “Source and Amount of Funds”.

For additional information about the Merger see “The Merger Agreement” in our Proxy.

SOURCE AND AMOUNT OF FUNDS

We estimate that we will require approximately $197 million to pay for the Securities purchased pursuant to the Offers, assuming that all outstanding Securities are validly tendered and accepted for purchase in the Offers.

We intend to fund our purchase of the Securities hereunder with proceeds from the following:  (i) borrowings under our new debt arrangements, (ii) equity financing from Warburg Pincus Private Equity IX, L.P., as well as other equity co-investors that Warburg Pincus may identify (which may include one or more existing holders of Company common stock or Class B Stock) and (iii) to the extent available, the unrestricted cash on hand of the Company. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. For additional information regarding the source of funds, see “Financing by Parent of Merger and Related Transactions” in our Proxy.

NON-CONVERTIBLE NOTES TENDER OFFERS AND CONSENT SOLICITATIONS

Concurrently with the Offers, we are separately offering to purchase any and all of our outstanding non-convertible debt and soliciting consents from the holders of such securities to certain amendments to the applicable indentures under which such securities were issued. Completion of the non-convertible debt tender offers and related consent solicitations is subject to conditions similar to the conditions to the Offers.  See “The Offers — Conditions to the Offers”.  The terms of such tender offers and related consent solicitations may be amended and the conditions waived as specified in the relevant offer documents.

CERTAIN CONSIDERATIONS

In deciding whether to participate in the applicable Offer, each holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the following:

Limited Trading Market

Each series of Securities is traded infrequently in transactions arranged through brokers. Therefore reliable pricing information for the Securities may not be available and the relative value of the Offers may be difficult to judge. Holders of each series of Securities are urged to contact their brokers to obtain the best available information as to current market prices with respect to such series of Securities.

To the extent that Securities of either series are tendered and accepted in the applicable Tender Offer, the trading market for the Securities of that series that remain outstanding will become more limited. Typically, debt securities with smaller outstanding principal amounts available for trading, commonly referred to as the “float”, command lower prices than do comparable debt securities with greater floats. Therefore, the market price for Securities not tendered or not purchased may be affected adversely to the extent the principal amount of Securities tendered and purchased pursuant to the applicable Tender Offer reduces the float of such Securities. In addition, as noted below under “— Adverse Effects of the Proposed Amendments”, the effectiveness of the Proposed Amendments with respect to each series of Securities is likely to have an adverse effect on the market price for such Securities. Accordingly, the liquidity, market value and price volatility of each series of Securities may be adversely affected by the consummation of the applicable Tender Offer.

The Company cannot assure holders of any series of Securities that an active market, or that any trading market, in such Securities will exist, and cannot give holders any assurance as to the price or prices at which such Securities may trade after the consummation of the applicable Tender Offer. The extent of the market for outstanding Securities following consummation of each Tender Offer will depend, among other factors, upon the number of holders that remain at that time and the interest in maintaining a market in the Securities on the part of securities firms. After consummation of each Tender Offer, the Securities of each series may trade at a discount compared to both current trading prices and the price paid pursuant to each Tender Offer depending on prevailing interest rates, the market for securities with similar credit features, the Company’s economic performance and other factors.

Adverse Effects of the Proposed Amendments

The Proposed Amendments are likely to have adverse consequences to holders of each series of Securities that do not tender and accept the applicable Tender Offer. If the Offers are consummated and the Proposed Amendments become operative, holders of the Securities that are not purchased pursuant to the applicable Tender Offer will be subject to the terms of the Indenture as modified by the applicable supplemental indenture. Following the effectiveness of the applicable supplemental indenture, holders of Securities of the applicable series will cease to be entitled to the benefits of substantially all of the restrictive covenants and specific events of default and certain other provisions with respect to such Securities. See “The Proposed Amendments”. This may permit the Company to take actions, including the Merger and related financing transactions, that could materially increase the credit risks faced by holders of those Securities or that could otherwise be adverse to the interests of holders of those Securities. Without taking into account any other factors affecting such Securities, this is likely to have an adverse effect on the value of any such Securities that remain outstanding after the consummation of the applicable Tender Offer.

Highly Leveraged Company

The Company expects that, following the consummation of the Merger, the Company will be highly leveraged. Assuming all outstanding Securities are purchased pursuant to the Offers and the concurrent tender offers for our other outstanding debt under the Indenture, and assuming the Merger was consummated as of June 30, 2007, the Company would have had total funded debt in an aggregate amount of approximately $2,475 million, of which approximately $1,425 million would have been secured under our new senior secured credit facilities. This leverage may, among other things, restrict the Company’s ability to meet its obligations on the Securities that are not tendered and purchased pursuant to the Tender Offers. If the Proposed Amendments become operative, the Securities will be effectively subordinated to our new senior secured credit facilities to the extent of the value of the collateral. See “—Restrictive Covenants under the Company’s New Debt Arrangements” below. The Company’s substantial debt, and the fact that a large portion of its cash flow from operations would be required to make principal and interest payments on its debt, could have other important consequences to holders of Securities that are not tendered. For example, it would:

•                   make it more difficult for the Company to subsequently repurchase or redeem the Securities prior to their respective maturities;

•                   increase the Company’s vulnerability to general adverse economic and industry conditions;

•                   require the Company to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing the availability of its cash flow for other purposes;

•                   limit the Company’s flexibility in planning for, or reacting to, changes in its business and the industry in which the Company operates, thereby placing it at a competitive disadvantage compared to its competitors that may be less highly leveraged;

•                   limit the Company’s ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•                   have a material adverse effect on the Company if it fails to comply with the covenants under its new debt arrangements, because such failure could result in an event of default which, if not cured or waived, could result in a substantial amount of the Company’s debt becoming immediately due and payable.  See “—Restrictive Covenants under the Company’s New Debt Arrangements”.

Restrictive Covenants under the Company’s New Debt Arrangements

Our new debt arrangements will contain restrictive covenants.  A breach of any of these covenants could result in a default under one or more of our debt arrangements.  Upon the occurrence of an event of default under our new debt arrangements, whether such event of default is related to a breach of a covenant or otherwise, the lenders, the trustees or the noteholders, as the case may be, could elect to declare all amounts outstanding to be immediately due and payable and, in the case of the our new senior secured credit facilities, terminate all commitments to extend further credit.  If we were unable to repay those amounts or we are unable to obtain a waiver of such default, the secured lenders under our new senior secured credit facilities could proceed against the collateral granted to them to secure that debt.  We intend to pledge a significant portion of our assets as collateral under our new senior secured credit facilities.  If the lenders, the trustees and/or the noteholders, as the case may be, accelerate the repayment of debt, we cannot assure you that we will have sufficient assets to repay our debt, including any outstanding Securities.

Ability to Service Debt

The Company’s ability to make principal and interest payments on, and to refinance, its debt will depend on its ability to generate cash in the future.  This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company’s control.  The Company cannot assure you that its business will generate sufficient cash flow from operations or that future borrowings will be available to the Company under its new senior secured credit facilities in amounts sufficient to enable the Company to pay its debt or to fund its other liquidity needs.  If the Company cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on the Securities in the future, it may need to refinance all or a portion of its debt on or before maturity, sell assets, delay capital expenditures or seek additional equity.  The Company cannot assure you that it will be able to refinance any of its debt on commercially reasonable terms or at all, or that any other action can be effected on satisfactory terms, if at all.

Ability to Incur More Debt

After giving effect to the Merger, the Company and its subsidiaries may still be able to incur substantially more debt.  This could further exacerbate the risks described above.  The terms of the Company’s new debt will not fully prohibit us or our subsidiaries from incurring more debt.

Absence of Information

Assuming that the requisite Consents with respect to both series of Securities are received and the Proposed Amendments become operative, the Company may cease to file annual and other reports pursuant to Section 13 or 15(d) of the Exchange Act. Without such information, it could be difficult for holders to evaluate the credit quality of the Securities and the liquidity of the Securities could be adversely affected.

Repurchases of Securities

Whether or not either Tender Offer is consummated, the Company may from time to time acquire Securities other than pursuant to the Tender Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers, optional redemption transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the prices to be paid pursuant to the Tender Offers, and may be for cash or other consideration.

THE OFFERS

On the terms and subject to the conditions described in this Offer to Purchase and Consent Solicitation Statement and in the related Letter of Transmittal and Consent, we are offering to purchase for cash any and all of the outstanding Securities at a purchase price of $1,216.14 per $1,000 principal amount of the 2004 Convertible Securities and $1,216.14 per $1,000 principal amount of the Floating Rate Convertible Notes, plus, in each case, accrued and unpaid interest to but not including the applicable Settlement Date.

Each Offer in respect of each series of Securities is conditioned upon, among other things, receipt by the Depositary of valid and not validly withdrawn Consents and tenders from holders of a majority in principal amount of the holders of that series of Securities. We refer to the receipt of Consents and tenders from holders of a majority in principal amount of a particular series of Securities as satisfaction of the Minimum Tender/Consent Condition with respect to the applicable series of Securities.

You may not tender Securities without delivering the related Consent or deliver a Consent without tendering your Securities.  If you decide to tender your Securities, your execution and delivery of the Letter of Transmittal and Consent will constitute your Consent to the Proposed Amendments. You may not revoke your Consent without withdrawing your previously tendered Securities.

If you wish to participate in the Offers, you must tender your Securities before 8:00 a.m., New York City time, on October 19, 2007. We may extend the Expiration Date in respect of any series of Securities by issuing an announcement. See “— Extension, Amendment and Termination” and “— Announcements”.

We will pay for Securities that we purchase in each Offer in same-day funds on the applicable Settlement Date, which will be as soon as practicable after the applicable Expiration Date.

Purchase Price

Upon the terms and subject to the conditions set forth in this Offer to Purchase, we are offering to purchase all of the outstanding Securities at a purchase price of $1,216.14 per $1,000 principal amount of the 2004 Convertible Securities and $1,216.14 per $1,000 principal amount of the Floating Rate Convertible Notes, plus, in each case, accrued and unpaid interest to but not including the applicable Settlement Date.

You will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of your Securities by us. However, if your Securities are held by a custodian, such as a bank or broker, you may be charged a fee for services performed by this custodian in tendering your Securities. We will pay all other charges and expenses in connection with the Offers.

Procedures for Tendering Securities and Delivering Consents

For a holder to tender Securities validly pursuant to the applicable Tender Offer, a properly completed and duly executed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and Consent, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement prior to the applicable Expiration Date. In addition, prior to the applicable Expiration Date, either (a) certificates for tendered Securities must be received by the Depositary at such address or (b) such Securities must be transferred pursuant to the procedures for book-entry transfer described below

(and a confirmation of such transfer must be received by the Depositary, including an Agent’s Message if the tendering holder has not delivered a Letter of Transmittal and Consent). The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and Consent and that the Company may enforce such Letter of Transmittal and Consent against such participant.

If the Securities are held of record in the name of a person other than the signer of the Letter of Transmittal and Consent, or if certificates for unpurchased Securities are to be issued to a person other than the holder of record, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the holder of record (the “Record Holder”) appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Need for Guarantee of Signature. Signatures on a Letter of Transmittal and Consent must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, unless the Securities tendered thereby are tendered (a) by the Record Holder of such Securities and that holder has not completed either of the boxes entitled “Special Issuance/Delivery Instructions” on the Letter of Transmittal and Consent, or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Securities; Tender through DTC’s Automated Tender Offer Program (“ATOP”). Within two business days after the date of this Offer to Purchase, the Depositary will establish one or more accounts with respect to the Securities at DTC for purposes of the Offers. Any financial institution that is a participant in DTC may make book-entry tender of Securities and delivery of Consents by causing DTC to transfer such Securities into the appropriate account of the Depositary in accordance with DTC’s procedure for such transfer. Although delivery of the Securities may be effected through book-entry at DTC, the Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the Depositary prior to the applicable Expiration Date at its address set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement. Delivery of such documents to DTC does not constitute delivery to the Depositary.

Holders who are tendering Securities and delivering Consents by book-entry transfer to the Depositary’s account at DTC may execute their tender and delivery through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of each Tender Offer and each Consent Solicitation in lieu of execution and delivery of a Letter of Transmittal and Consent by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal and Consent need not be completed by a holder tendering through ATOP.

Mutilated, Lost, Stolen or Destroyed Certificates. If a holder desires to tender Securities, but the certificates evidencing such Securities have been mutilated, lost, stolen or destroyed, such holder should contact the Trustee for further instructions.

Backup Withholding. To prevent backup U.S. federal income tax withholding, each tendering holder of Securities must (i) provide the Depositary with such holder’s correct taxpayer identification number and certify that such holder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal and Consent or (ii) otherwise establish a basis for exemption from backup withholding.

General. The tender of Securities pursuant to either Tender Offer by one of the procedures set forth above will constitute (a) an agreement between the tendering holder and the Company in accordance with the terms and subject to the conditions of the applicable Tender Offer for the sale and purchase of the Securities tendered and (b) the Consent of the tendering holder to the Proposed Amendments, upon the terms and subject to the conditions of the Consent Solicitation.

If the Securities are held of record in the name of a person other than the signer of the Letter of Transmittal and Consent, then the certificates must be (i) endorsed or accompanied by a properly executed bond power, and (ii) accompanied by a completed irrevocable proxy authorizing the signatory to deliver Consent with respect to such Securities.

The method of delivery of the Letter of Transmittal and Consent, certificates for Securities and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Please note that if Securities are held by a custodian, the custodian may have an earlier deadline for tendering Securities pursuant to the applicable Tender Offer and delivery of the Consents pursuant to the applicable Consent Solicitation than the applicable Expiration Date.

By tendering Securities, whether directly or through book-entry transfer, as described in this Offer to Purchase, and subject to and effective upon acceptance for purchase of, and payment for, the Securities tendered therewith, a tendering holder acknowledges receipt of this Offer to Purchase and (i) sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Securities tendered thereby, (ii) waives any and all other rights with respect to the Securities (including, without limitation, the tendering holder’s waiver of any existing or past defaults and their consequences in respect of the Securities and the Indenture), (iii) releases and discharges the Company from any and all claims such holder may have now, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities, (iv) deliver the holder’s Consent to the Proposed Amendments and (v) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (a) transfer ownership of such Securities on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering holders, for the purchase price and accrued interest for any tendered Securities that are purchased by the Company).

The holder, by tendering its Securities, represents and warrants that the holder has full power and authority to tender, sell, assign and transfer, and to deliver Consents in respect of, the Securities tendered, and that when such Securities are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right.  The holder will, upon request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of any

Securities tendered and the delivery of the related Consents. All authority conferred or agreed to be conferred by tendering, and delivering Consents with respect to, the Securities through book-entry transfer shall survive the death or incapacity of the tendering holder and every obligation of such holder incurred in connection with its tender of its Securities and delivery of Consents shall be binding upon such holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Securities and delivered Consents will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Securities or deliveries of Consents that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of either Tender Offer or Consent Solicitation or any defect or irregularity in the tender of Securities of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of the other holders. The Company’s interpretation of the terms and conditions of either Tender Offer and Consent Solicitation (including the instructions in the Letter of Transmittal and Consent) will be final and binding. None of the Company, the Trustees, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.

Withdrawal of Tenders and Revocation of Corresponding Consents; Absence of Appraisal Rights

Securities validly tendered pursuant to an Offer may be withdrawn at any time prior to the applicable Expiration Date. If a holder validly withdraws tendered Securities, the withdrawal will constitute the concurrent revocation of that holder’s related Consent. Holders of Securities may contact the Depositary at its address set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement for information regarding withdrawal of Securities from the Book-Entry Transfer Facility.

For a withdrawal of Securities and revocation of the related Consents to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement. The withdrawal notice must (a) specify the name of the holder who tendered the Securities to be withdrawn or and, if different, the name of the Record Holder of such Securities (or, in the case of Securities tendered by book-entry transfer, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities), (b) contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn and, in the case of Securities tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof), and (c) be signed by the holder of such Securities in the same manner as the original signature on any Letter of Transmittal and Consent, including any required signature guarantees (or, in the case of Securities tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by (x) documents of transfer sufficient to have the Depositary register the transfer of the Securities into the name of the person withdrawing such Securities and (y) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Securities have been tendered for the account of an Eligible Institution. If certificates for the Securities to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered and any related Consents will be deemed not validly delivered for purposes of the Tender Offer. Properly withdrawn Securities may, however, be retendered and new Consents delivered following one of the procedures described under “—Procedures for Tendering Securities and Delivering Consents” at any time prior to the applicable Expiration Date.

Withdrawals of tenders of Securities can only be accomplished in accordance with the foregoing procedures. All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination shall be final and binding. None of the Company, the Dealer Managers, the Depositary and Information Agent, the Trustees or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

The Securities are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to holders in connection with the Tender Offers or the Consent Solicitations.

Conditions to the Offers

Each of the Offers is conditioned upon satisfaction of the following conditions:

•                  satisfaction of the Minimum Tender/Consent Condition with respect to the applicable series of Securities;

•                  the execution of the supplemental indenture to the Indenture for the applicable series of Securities relating to the Proposed Amendments for that series by the Trustee and the Company;

•                  satisfaction of the Merger Condition; and

•                  none of the following shall exist on or after the date of this Offer to Purchase and at or prior to the applicable Expiration Date:

•                  in our reasonable judgment, any actual or threatened legal, governmental or regulatory impediment to the purchase of  either series of the Securities pursuant to the Tender Offers or the effectiveness of the Proposed Amendments with respect to either series of Securities; including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is party or by which we are, or any of them is, bound;

•                  any actual or likely event affecting our business or financial affairs that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offers; or

•                  any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad that, in our reasonable judgment, has or may have a material adverse effect on the market price of the Securities or upon trading in the Securities.

The Tender Offer and Consent Solicitation with respect to each series of Securities is not conditioned upon receipt by the Company of the requisite tenders or Consents for any other series of Securities.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us giving rise to such condition, or may be waived by us in whole or in part at any time and from time to time prior to the applicable Expiration Date, in respect of either or both Offers and in our sole discretion. If any condition to an Offer is not satisfied or waived by us prior to the applicable Expiration Date, we reserve the right, but will not be obligated, subject to applicable law, with respect to either or both series of Securities:

•                  to terminate the Offer and return the tendered Securities to the tendering holders and treat all Consents as expired;

•                  to waive all unsatisfied conditions and accept for payment and purchase all Securities that are validly tendered in the Tender Offer prior to the applicable Expiration Date and not validly withdrawn and treat all Consents as validly given;

•                  to extend the Offer and retain the Securities that have been tendered during the period for which the Offer is extended; or

•                  to amend the Offer.

Acceptance and Payment of Purchase Price

Upon the terms and subject to the conditions of each Offer (including, if an Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment all Securities that holders validly tender and do not validly withdraw pursuant to such Offer. For purposes of each Offer, we will be deemed to have accepted for payment tendered Securities as and when we give written notice to the Depositary of our acceptance for payment of those Securities. We will announce acceptance for payment of the Securities by issuing a press release. We will make payment of the purchase price for Securities accepted for payment pursuant to the Offers by deposit of funds with the Depositary, which will act as agent for the tendering holders for the purpose of receiving payments of the purchase price and transmitting such payments to the tendering holders. We will pay for Securities that we purchase in an Offer in same-day funds as soon as practicable after the applicable Expiration Date.

Extension, Amendment and Termination

Subject to applicable law and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, at any time or from time to time, when the conditions to any Offer are not satisfied or waived, to terminate such Offer and amend such Offer in any respect, in each case by giving written notice of such amendment or termination to the Depositary. Under no circumstances will any additional interest be payable because of any delay by the Depositary or us. In addition, we reserve the right at any time, subject to applicable law, to extend the applicable Expiration Date or the applicable Settlement Date in respect of any Offer. We will publicly announce any extension, amendment or termination in the manner described under “Announcements” below.

There can be no assurance that we will exercise our right to extend the applicable Expiration Date or the applicable Settlement Date for any Offer. Regardless of whether there is such an extension, holders cannot withdraw Securities tendered pursuant to any Offer after the Expiration Date for that Offer. See “—Withdrawal of Tenders and Revocation of Corresponding Consents; Absence of Appraisal Rights”.

Announcements

If we are required to make an announcement relating to an extension of the applicable Expiration Date or the applicable Settlement Date for any Offer, an amendment or termination of any Offer, or acceptance of Securities of any series for payment, we will do so as promptly as practicable and, in the case of an extension or acceptance, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled applicable Expiration Date or the applicable Settlement Date, as the case may be. Unless otherwise specified in this Offer to Purchase, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release to the Dow Jones News Service or Business Wire.

THE PROPOSED AMENDMENTS

A holder validly tendering Securities prior to the applicable Expiration Date will, by such actions, be consenting to the Proposed Amendments. The Proposed Amendments would eliminate or make less restrictive substantially all of the restrictive covenants as well as certain events of default and related provisions in the Indenture.

The Proposed Amendments, if adopted, would eliminate the following provisions in the Original Indenture and would make certain other changes in the Original Indenture of a technical or conforming nature, including deletion of certain definitions and the elimination of certain cross references:

Section 803                               Securities to be Secured in Certain Events

Section 805                               Limitation on Lease of Properties as Entirety

Section 1005                        Existence

Section 1006                        Maintenance of Properties

Section 1007                        Payment of Taxes and Other Claims

Section 1008                        Limitation Upon Secured Debt of the Company and its Significant Subsidiaries

Section 1009                        Limitation Upon Sale and Leaseback Transactions

Section 1010                        Waiver of Certain Covenants

The Proposed Amendments would also amend the provisions of Section 501 of the Original Indenture, as amended by Supplemental Indenture No. 1 dated as of May 31, 1998, entitled “Events of Default” to eliminate the following events from the definition of Events of Default: 501(4) (default in the performance, or breach, of any covenant or warranty of the Original Indenture) and 501(5) (event of default under a mortgage, indenture or similar instrument evidencing indebtedness which results in more than $20 million in principal amount of such indebtedness becoming or being declared due and payable).

The sections of the Indenture that are to be eliminated or modified pursuant to the applicable supplemental indenture are attached hereto as Annex A. The Proposed Amendments constitute a single proposal and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent respectively with respect to certain of the Proposed Amendments. The Consent Solicitation with respect to each series of Securities is not conditioned upon receipt by the Company of the requisite Consents for any other series.

The Proposed Amendments will be set forth in a supplemental indenture for each series of Securities that will be executed by the Company and the Trustee promptly following satisfaction of the Minimum Tender/Consent Condition with respect to such series and the conditions set forth in the

Indenture. The Proposed Amendments relating to each series of Securities will become operative upon consummation of the relevant Offer.

If the Proposed Amendments become operative with respect to either series of Securities, all holders of such series of Securities will be bound thereby. If all Securities of either series validly tendered and not withdrawn prior to the applicable Expiration Date are not purchased pursuant to the Offer (or if the Minimum Tender/Consent Condition with respect to such series is not satisfied), the Proposed Amendments with respect to such series will not become operative. If the applicable supplemental indenture becomes operative, the Proposed Amendments will be binding on all holders of such series of Securities that remain outstanding. Effectiveness of the Proposed Amendments will have adverse consequences for holders of such series of Securities that do not tender in the Offers.  See “Certain Considerations—Adverse Effects of the Amendments”.

The foregoing is qualified in its entirety by reference to the Indenture and the relevant form of supplemental indenture, copies of which can be obtained without charge from the Depositary Agent upon written request to the address set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement.

OTHER PURCHASES OF SECURITIES

Whether or not an Offer is consummated, we or our affiliates may from time to time acquire Securities of each series otherwise than pursuant to the Offers, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the prices to be paid pursuant to the Offers and could be for cash or other consideration.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Offers that may be relevant to a beneficial owner of Securities. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with classes of beneficial owners subject to special tax rules, and does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the Securities are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Accordingly, each holder should consult its own tax advisor with regard to the Offers and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

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Any discussion of U.S. federal tax issues set forth in this Offer to Purchase is written in connection with the promotion and marketing by us and the Dealer Managers of the transactions described in this Offer to Purchase. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

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For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of the Securities who or which is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation created or organized under the laws of the United States or any state or political subdivision thereof;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the Securities who or which is not a U.S. Holder or an entity treated as a domestic or foreign partnership.

Special rules, not discussed in this Offer to Purchase, may apply to persons holding Securities through entities treated as partnerships for U.S. federal income tax persons, and those persons should consult their own tax advisors in that regard.

Sale of the Securities

Sales of Securities pursuant to the Offers by U.S. Holders will be taxable transactions for U.S. federal income tax purposes. A U.S. Holder selling Securities pursuant to the Offers will recognize gain or loss in an amount equal to the difference between the amount of cash received  and the U.S. Holder’s adjusted tax basis in the Securities sold at the time of sale. A U.S. Holder’s adjusted tax basis in a Security generally will be its initial purchase price for the Security, increased by any interest income previously accrued by the U.S. Holder with respect to the Security (determined without regard to any positive or negative adjustments to such interest accruals under the Treasury regulations applicable to contingent payment debt obligations), decreased by the amount of any projected payments actually made on the Security, and increased or decreased by the amount of any positive or negative adjustments, respectively, that the U.S. Holder was required to make as a result of having purchased the Security at a price other than its issue price. Any gain recognized on the exchange will be treated as ordinary interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss.

Non-Tendering U.S. Holders

The tax treatment of a U.S. Holder who does not tender its Securities pursuant to the Offers (a “Non-Tendering U.S. Holder”) will depend upon whether the adoption of the Proposed Amendments results in a deemed exchange of the Securities for new Securities for U.S. federal income tax purposes. If the Proposed Amendments do not result in a deemed exchange with respect to the Securities, a Non-Tendering U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes, and such holder will continue to have the same tax basis and holding period in the Securities.

Tax regulations specifically address whether or not the modifications to the terms of a debt instrument will result in a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification is a significant modification. The regulations provide specific rules regarding whether deletion or alteration of accounting or financial covenants of or with respect to a debt instrument will be a significant modification. The regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

The adoption of the Proposed Amendments should not cause the Non-Tendering U.S. Holders to be deemed to have exchanged the Securities for new Securities because the Proposed Amendments should be viewed as a modification that adds, deletes or alters customary accounting or financial covenants and therefore, should not constitute a significant modification of the old Securities under the tax regulations described above. Therefore, a Non-Tendering U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and such a holder should continue to have the same tax basis and holding period in the respective Securities.

Backup Withholding

A U.S. Holder who tenders its Securities may be subject to backup withholding on the purchase price for the Securities (including accrued interest) unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the proceeds from the Offers, provided, in the case of interest, that such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership and (ii) has provided a properly completed form W-8BEN establishing its status as a Non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder), unless (a) the gain on such Security is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (b) in the case of gain realized by an individual Non-U.S. Holder, the holder is present in the United States for 183 days or more in the taxable year of the Offers and either (y) such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (z) such holder has a tax home in the United States.

MARKET AND TRADING INFORMATION

The Securities are not listed on any national or regional securities exchange or reported on any national quotation system. To the extent the Securities are traded, prices of the Securities may fluctuate greatly depending on the trading volumes and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Securities, may differ from the actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current market prices.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. to act as Dealer Managers in connection with the Offers. We have agreed to pay the Dealer Managers customary fees for their services in connection with the Offers. We have agreed to reimburse the Dealer Managers for their out-of-pocket expenses, including fees and disbursements of counsel. We will also indemnify the Dealer Managers against certain liabilities, including liabilities under federal securities laws.

We will pay the Trustee reasonable and customary compensation for their services in connection with the Offers, plus reimbursement for expenses.

At any time, the Dealer Managers may trade the Securities or other securities of Bausch & Lomb Incorporated for its own account or for the accounts of customers, and accordingly, may hold a long or short position in the Securities or such other securities.

Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, and J.P. Morgan Securities Inc. and their respective affiliates have provided in the past and/or are currently providing or may provide in the future other investment banking, commercial banking and financial advisory services to Warburg Pincus, the Company and their respective affiliates. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are expected to act as joint lead arrangers for our new senior secured credit facilities, and Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, is expected to serve as administrative agent and, together with affiliates of Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc., are expected to be lenders under our new senior secured credit facilities. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., serves as the administrative agent and is a lender under our existing U.S. revolving credit facility and Citibank International PLC, an affiliate of Citigroup Global Markets Inc., serves as the facility agent under Bausch & Lomb B.V.’s existing term loan facility. In addition, each of Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. is acting as Warburg Pincus LLC’s financial advisor in connection with the Merger.

None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning us, or our affiliates contained in this Offer to Purchase or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Information Agent and Depositary

We have appointed Global Bondholder Services Corporation as the Information Agent with respect to the Tender Offers and Consent Solicitations and Depositary for the Tender Offers. We will pay the Information Agent and Depositary customary fees for its services and reimburse it for reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent and Depositary for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement.

Other

In connection with the Tender Offers and Consent Solicitations, directors and officers of the Company and its affiliates may solicit tenders and Consents by use of the mails, personally or by telephone, fax, electronic communication or other similar methods. Members of the Board and officers of the Company will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Securities and in handling or forwarding tenders of Securities by their customers.

The Depositary and Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway—Suite 723

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll Free: (866) 540-1500

Facsimile: (212) 430-3775

Confirmation: (212) 430-3774

The Dealer Managers for the Offers and Solicitation Agents for the Consent Solicitations are:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention:  Liability Management Group

Telephone:  (800) 558-3745 (toll-free)

Banc of America Securities LLC

9 West 57th Street, 29th Floor

New York, NY 10019

Attention:  Convertible Securities Department

Telephone:  (888) 583-8900 x2200 (toll-free)

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Attention:  Liability Management Group

Telephone:  (212) 325-7596 (collect)

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Telephone:  (212) 270-1477 (collect)

September 19, 2007

ANNEX A

Proposed Amendments to the Indenture

If the Proposed Amendments become operative, the provisions set forth below will be deleted from or modified in the original Indenture, dated as of September 1, 1991, between the Company and the Trustee, as amended by Supplemental Indenture No.1, dated as of May 13, 1998, Supplemental Indenture No. 2, dated July 29, 1998, Supplemental Indenture No. 3, dated November 21, 2002, Supplemental Indenture No. 4, dated August 1, 2003, Supplemental Indenture No. 5, dated as of August 4, 2003, Supplemental Indenture No. 6, dated as of December 20, 2004, Supplemental Indenture No. 7, dated as of June 6, 2006, Amended and Restated Supplemental Indenture No. 8, effective as of November 8, 2006, and Amended and Restated Supplemental Indenture No. 9, effective as of February 7, 2007 (as so amended, the “Indenture”). The Proposed Amendments will also delete those definitions from the Indenture that are used only in provisions that would be eliminated as a result of the deletion or modification of the following provisions and references to provisions in the Indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

1. Sections in the Indenture to be deleted in their entirety:

Section 803.                                Securities to be Secured in Certain Events.

If, after giving effect to any such consolidation or merger of the Company with or into any other corporation, or after giving effect to any sale or conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, the corporation formed by or resulting or surviving therefrom or which shall have received such property would have outstanding any Debt (as defined in Section 101) secured by any Mortgage (as defined in Section 101) on any Property of the Company or any Significant Subsidiary, or any shares of stock or Debt of any Significant Subsidiary, which such Debt could not at such time be incurred by such corporation under Section 1008 without equally and ratably securing the Securities, the Company, prior to such consolidation, merger, sale or conveyance, will secure the Securities Outstanding hereunder, equally and ratably with (or prior to) the Debt secured by such Mortgage in the manner described in Section 1008.

Section 805.           Limitation on Lease of Properties as Entirety.

The Company shall not lease its properties and assets substantially as an entirety to any Person.

Section 1005.         Existence.

Subject to Article Eight, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

Section 1006.         Maintenance of Properties.

The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent or restrict the sale, abandonment or other disposition of any of such properties if such action is, in the judgment of the

Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

Section 1007.         Payment of Taxes and Other Claims.

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 1008.         Limitation Upon Secured Debt of the Company and its Significant Subsidiaries.

The Company will not itself, and will not permit any Significant Subsidiary to, incur, issue, assume, guarantee or suffer to exist any Debt secured by a Mortgage on any property of the Company (other than cash or U.S. Government Securities deposited in trust in accordance with Article Thirteen hereof) or any Significant Subsidiary, or any shares of stock of or Debt of any Significant Subsidiary, without effectively providing that the Securities (together with, if the Company shall so determine, any other Debt of the Company or such Significant Subsidiary then existing or thereafter created which is not subordinate to the Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions (as defined in Section 1009, but excluding leases exempt from the prohibition of Section 1009 by Clause (2) thereof) would not exceed 15% of the Consolidated Net Worth, provided, however, that this Section 1008 shall not apply to, and there shall be excluded from secured Debt in any computation under this Section, Debt secured by:

(1)           Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary;

(2)           Mortgages in favor of the Company or any Significant Subsidiary;

(3)           Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(4)           Mortgages on property (including leasehold estates), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Debt incurred prior to, at the time of, or within 120 days after the latest of the acquisition, the completion of construction of such property or within 120 days after the acquisition of such shares or Debt for the purpose of financing all or any part of the purchase price thereof or construction thereon, it being understood that if a bona fide commitment from a bank, insurance company or other lender or investor (not including the Company, any Significant Subsidiary or any Subsidiary) for such financing is made prior to or within such 120-day period, the applicable Mortgage shall be deemed to be included in this Clause (4) whether or not such Mortgage is created within such 120-day period; or

(5)           any extension, renewal or refunding (or successive extensions, renewals or refunding), as a whole or in part, of any Mortgage referred to in the foregoing Clauses (1) to (4), inclusive, provided, that such extension, renewal or refunding Mortgage shall be limited to all or

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a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refunded (plus improvements on such property).

Section 1009.         Limitation Upon Sale and Leaseback Transactions.

Except as hereinafter provided, the Company will not itself, and it will not permit any Significant Subsidiary to, enter into any transaction with any bank, insurance company or other lender or investor, or to which any such bank, company, lender or investor is a party, providing for the leasing by the Company or a Significant Subsidiary (except such transactions involving leases for less than three years) of any property which has been or is to be sold or transferred by the Company or such Significant Subsidiary to such bank, company, lender or investor, or to any Person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such property (herein referred to as a “sale and leaseback transaction”).  This covenant shall not apply to any sale and leaseback transaction if:

(1)           the Company or such Significant Subsidiary could create Debt secured by a Mortgage pursuant to Section 1008, without regard to Clauses (1) through (5) thereof, on the property to be leased in an amount at least equal to the Attributable Debt in respect of such sale and leaseback transaction without equally and ratably securing the Securities, or

(2)           the Company or a Significant Subsidiary, within 120 days after the sale or transfer shall have been made by the Company or a Significant Subsidiary, applies the proceeds from the sale or transfer of the property so leased in an amount at least equal to the fair market value of such property at the time of entering in to such arrangement, to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Funded Debt of the Company or a Significant Subsidiary (except that no Securities shall be retired if so prohibited by the terms thereof).

Section 1010.         Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 1006 to 1009, inclusive, with respect to the Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

2. Section in the Indenture to be modified as set forth below:

Section 501.           Events of Default.

“Event of Default”, wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)           default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity; or

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(3)           default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series; or

(4)           [Intentionally Omitted.]

(5)           [Intentionally Omitted.]

(6)           the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(7)           the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(8)           any other Event of Default provided with respect to Securities of that series.

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